Exhibit 99.1

ENTERPRISE ANNOUNCES ORGANIZATIONAL CHANGES

Houston, Texas (April 2, 2012) – Enterprise Products Partners L.P. (NYSE: EPD) today announced organizational changes to its commercial, operations and engineering teams.  The partnership has elected six Group Senior Vice Presidents who will each be responsible for either a group of complementary commercial businesses or the operations or engineering functions of the partnership.  The Group Senior Vice Presidents will report to A.J. “Jim” Teague, Executive Vice President and Chief Operating Officer of Enterprise’s general partner.
“Enterprise has developed a deep management team that is one of the most driven, experienced, and accomplished teams in the midstream energy industry,” said Michael A. Creel, President and Chief Executive Officer of Enterprise’s general partner.  “The organizational changes we announced today should enhance our ability to manage our integrated businesses and respond to commercial opportunities and the logistical needs of our customers.  We also believe these changes will position Enterprise for future growth and build on our record as a safe, reliable and responsible operator.”
Thomas M. Zulim has been elected as a Group Senior Vice President and will be responsible for the partnership’s regulated businesses and refined products, which includes Enterprise’s more than 21,000 miles of natural gas liquids (NGL) and refined products pipelines.  He is succeeding James M. Collingsworth, Senior Vice President, Regulated Pipelines & Gas Storage, who will be retiring  September 1, 2012.
William Ordemann was elected Group Senior Vice President, Unregulated NGLs, Crude & Natural Gas Assets.  This business segment includes Enterprise’s more than 27,000 miles of onshore and offshore natural gas and crude oil pipelines, natural gas processing and storage assets, as well as the partnership’s NGL fractionation and storage facilities.  Mark A. Hurley, Senior Vice President, Crude & Offshore, will report to Mr. Ordemann.  Also reporting to Mr. Ordemann will be Michael C. Smith, who has been elected Senior Vice President and will be responsible for Enterprise’s unregulated NGL business and assets.  James A. Cisarik, Senior Vice President, will assume responsibilities for the partnership’s natural gas business.  Mr. Cisarik is succeeding Christopher R. Skoog who has elected to retire.  Mr. Cisarik will report to Mr. Ordemann.

Creel stated, “On behalf of the entire Enterprise family, I would like to express my sincere appreciation to Jim Collingsworth and Chris Skoog for their contributions to Enterprise’s success and creating value for our investors.  We wish them all the best in their retirement.”
Lynn L. Bourdon III has been elected Group Senior Vice President, NGL & Natural Gas Marketing, Petrochemicals and Marine.  Reporting to Mr. Bourdon is Gerald R. “Jerry” Cardillo, Senior Vice President, Petrochemicals and Marine, who will be responsible for Enterprise’s propylene fractionation, butane isomerization, octane enhancement, and marine services businesses.
Terrance L. Hurlburt was elected Group Senior Vice President, Operations and Environmental, Health, Safety & Training (“EHS&T”), which includes one-call, operational audit, and transportation compliance functions companywide.  Reporting to Mr. Hurlburt are Kevin C. Bodenhamer, Senior Vice President, EHS&T, and Graham W. Bacon, Senior Vice President, Southern Operations.
Leonard W. Mallett was elected Group Senior Vice President, Engineering and has responsibility for the design, engineering, procurement and construction of the partnership’s assets and growth projects.  Reporting to Mr. Mallett is Richard G. Hutchison, who has been elected Senior Vice President.
Rudy A. Nix has been elected Group Senior Vice President, Distribution Services & Asset Optimization and leads the group that works with Enterprise’s commercial and operating teams to optimize the use of Enterprise’s integrated midstream energy system.
Rick R. Rainey has been elected Vice President, Public Relations and will continue to be responsible for Enterprise’s communications with various external audiences, including the media.  Mr. Rainey reports to W. Randall Fowler, Executive Vice President and Chief Financial Officer.
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership’s assets include approximately: 50,600 miles of onshore and offshore pipelines; 190 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminaling; offshore production platform services; crude oil and refined products transportation, storage and terminaling; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  For additional information, visit www.enterpriseproducts.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of such activities, events, developments or transactions, are forward-looking statements. Although Enterprise believes that the forward-looking statements included herein are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition and other risks and uncertainties included in the reports filed with the Securities and Exchange Commission by Enterprise. While Enterprise makes these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812

Rick Rainey, Media Relations (713) 381-3635

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